Exhibit 10.2

Form of Performance-Based Award for Executives (2025 TSR Version)

Limbach Holdings, Inc. Omnibus Incentive Plan

Performance-based RESTRICTED STOCK UNIT AGREEMENT

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of January 1, 2025, (the “Grant Date”) by and between Limbach Holdings, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”), pursuant to the Limbach Holdings, Inc. Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant Awards with respect to shares (the “Shares”) of its common stock, par value $0.0001 per Share (the “Common Stock”), to certain key Employees, non-employee Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such Awards; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant this Award to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.            Grant and Vesting of Restricted Stock Units.

(a)            As of the Grant Date, the Participant will be credited with [______] performance-vesting Restricted Stock Units (the “Units”). Each Unit is a notional amount that represents one unvested Share and constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of a Share if and when the Unit vests. The number of Units subject to this Award may be adjusted in any manner as contemplated by Section 5 of the Plan. The vesting of the Units shall be measured from January 1, 2025, (the “Vesting Commencement Date”).

(b)            The Units, to the extent earned in accordance with Schedule A, shall vest and be payable in accordance with Section 4 upon the determination by the Committee that the Units have been earned by the Participant (the “Vesting Date”), subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director or Consultant (“Service”), from the Vesting Commencement Date through the Vesting Date, except as may otherwise be provided in the Participant’s employment or other services agreement with the Company (if applicable). To the extent the Performance Goals set forth on Schedule A are not satisfied or only partially satisfied as of the completion of the Performance Period (as defined in Schedule A), all unvested Units shall be automatically forfeited for no consideration as of the expiration of the Performance Period.

2.            Rights as a Stockholder.

(a)            Unless and until a Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Unit or that Share.

(b)            Except as provided in this Section 2 or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

3.            Termination of Service and Change in Control.

(a)            Except as provided in this Section 3, as may otherwise be provided in the Participant’s employment or other services agreement with the Company or as may otherwise be determined by the Committee in its discretion, the Participant shall immediately forfeit all unvested Units upon a termination of Service occurring for any reason.

(b)            Notwithstanding anything contained in this Agreement to the contrary, if the Participant’s Service is terminated by the Company for Cause, the Committee may, in its discretion, determine that all vested and unvested Units shall be automatically forfeited as of the date of termination, and require the Participant to pay to the Company in cash any financial gain he or she received with respect to vested Units within the twelve (12) month period immediately preceding such conduct constituting Cause.

(c)            In the event of a Change in Control that occurs prior to the Committee’s determination and certification of the achievement of the Performance Goals set forth on Schedule A, to the extent the successor entity in the Change in Control does not assume the award of Units or substitute the awards with an equivalent award on terms that are no less favorable to the Participant, then the Units granted hereunder will vest immediately upon the effective date of the Change in Control based on the achievement of the Performance Goals as determined by the Committee as of the effective date of the Change in Control and be payable in accordance with Section 4.

(d)            In the event of a Change in Control that occurs prior to the Committee’s determination and certification of the achievement of the Performance Goals set forth on Schedule A, to the extent the successor entity in the Change in Control assumes the award of Units or substitutes the award with an equivalent award on terms that are no less favorable to the Participant, then the Units granted hereunder will vest immediately upon the effective date of a termination of the Participant’s Service by the Company without Cause or by the Participant for Good Reason (as defined in the Participant’s employment, severance protection agreement or similar agreement, provided that if no such agreement exists or no definition of Good Reason is provided therein, then Good Reason shall not exist) (a “Qualifying Termination”) based on the achievement of the Performance Goals as determined by the Committee as of the effective date of the Qualifying Termination and be payable in accordance with Section 4.

4.            Timing and Form of Payment.

(a)            Once a Unit vests, the Participant will be entitled to receive a Share in its place or, in the Committee’s discretion, an equivalent amount in cash (or partly in cash and partly in Shares). Delivery of the Shares or cash, as applicable, will be made as soon as administratively feasible following the vesting of the associated Unit, and in no event later than the seventy fifth (75th) day following the applicable Vesting Date. Any Shares paid will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

5.            Tax Withholding.

(a)            Participant understands that under United States federal tax laws in effect on the Grant Date, Participant will have taxable compensation income at the time of vesting of the Units based on the Fair Market Value of the underlying Shares on each Vesting Date. Participant is ultimately responsible for all taxes owed in connection with the Award (e.g., at grant, vesting or upon receipt of the Shares), including any federal, state, local or foreign taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries in connection with the Award, including FICA or any other tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any of its Subsidiaries take with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until Participant has satisfied the Tax Withholding Obligation.

(b)           In order to satisfy Participant’s obligations set forth in Section 5(a), Participant hereby irrevocably appoints any brokerage firm acceptable to the Company for such purpose (the “Agent”) as Participant’s Agent, and authorize the Agent, to:

(i)	Sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the settlement date for any Units that have vested and are no longer subject to forfeiture according to the terms of this Agreement (each such Unit, a “Vested Unit”), the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the amount of any Tax Withholding Obligation and all applicable fees and commissions due to, or required to be collected by, the Agent;

(ii)	Remit directly to the Company the cash amount necessary to cover the payment of such Tax Withholding Obligation, as of such date;

(iii)	Retain the amount required to cover all applicable brokerage fees, commissions and other costs of sale due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and

(iv)	Remit any remaining funds to Participant.

(c)            As of the date of execution of this Agreement, Participant represents and warrants that Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company; are not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales as provided herein; do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 5(b); and are entering into this Section 5(b) of this Award Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act. It is the intent of the parties that this Section 5(b) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Award Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

(d)            Participant understands that the Agent may affect sales as provided in clause (i) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. Participant acknowledges that neither the Company nor the Agent is under any obligation to arrange for such sales at any particular price, and that the proceeds of any such sales may not be sufficient to satisfy Participant’s Tax Withholding Obligation. In addition, Participant acknowledges that it may not be possible to sell Shares as provided by this Section 5(b) due to (1) a legal or contractual restriction applicable to Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the Nasdaq Stock Market or other exchange where the Shares may be traded. In the event of the Agent’s inability to sell any Shares or that number of Shares sufficient to cover Participant’s Tax Withholding Obligation, Participant will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.

(e)            Participant acknowledges that regardless of any other term or condition of this Award Agreement, neither the Agent nor the Company will be liable to Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the Agent’s reasonable control.

(f)            Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent or the Company reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 5(b). The Agent is a third party beneficiary of this Section 5(b).

(g)            Notwithstanding the foregoing terms of this Section 5(b), if Participant is subject to “blackout periods” under the Company’s Insider Trading Policy and Participant executes the Award Notice during a “blackout period,” Participant’s agreement to the terms of this Section 5(b) will not be deemed effective and Participant will be required to and responsible for ensuring that Participant agrees to the terms of this Section 5(b) at a time that is outside of a “blackout period.”

(h)            Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to Participant, a number of whole Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation, and Participant hereby authorize the Company to do so (which Shares may be withheld up to the applicable minimum required tax withholding rate or such other applicable rate to avoid adverse treatment for financial accounting purposes).

(d) Furthermore, Participant acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Withholding Obligations or tax treatment in connection with any aspect of the Award, including but not limited to, the grant, vesting, the issuance of Shares upon vesting, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Withholding Obligations or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.

6.            Non-Competition, Non-Solicitation and Non-Disparagement.

(a)            Restrictive Covenants. In exchange for good and valuable consideration, including the Units granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)            Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for one (1) year following the termination thereof, the Participant shall not and shall cause each of his or her Affiliates not to:

(A)            enter into or engage in any business that competes with the Business within the Restricted Territory;

(B)            solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(C)            counsel, promote or assist, financially or otherwise, any person engaged in any business that competes with the Business within the Restricted Territory; or

(D)            solicit, divert, entice or otherwise take away any employees, customers, former customers, active prospects, business, patronage or orders of the Company or any Subsidiary within the Restricted Territory or attempt to do so.

(ii)            Non-Disparagement. The Participant shall not, during the period of his or her Service or at any time thereafter, disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners.

(iii)           Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(iv)           Acknowledgement. The Participant acknowledges that these Restrictive Covenants are reasonably necessary to protect the Company’s and its clients’ and business partners’ legitimate business interests. The Participant also acknowledges that by serving in his or her position with the Company or its Affiliates, he or she is in an executive or management level position and has been entrusted with access to trade secrets and confidential information that, if made available to non-Company employees, would cause irreparable harm to the Company because of the significant time, effort and expense the Company expended in developing such trade secrets and confidential information.

(b)            Definitions. For purposes of this Agreement:

(i)            “Business” means the electrical, plumbing, heating, ventilation and air conditioning construction and/or service business as a mechanical, plumbing or electrical sub-contractor, or any other business in which the Company is significantly engaged, as such businesses exist or are about to exist as part of a Board approved business plan as of the Participant’s date of termination; and

(ii)            “Restricted Territory” means each State within the United States in which the Company does Business as of the date of the Participant’s termination of Service.

(c)            Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. The Participant also agrees that these Restrictive Covenants will not preclude the Participant from obtaining other gainful employment in his or her profession.

(d)           Remedies for Breach.

(i)             Forfeiture of Award. In the event of the Participant’s breach of any of the Restrictive Covenants, the Units (whether vested or unvested) shall immediately be forfeited.

(ii)            Recovery of Shares. In the event of the Participant’s breach of any of the Restrictive Covenants, the Company shall be entitled to recover any Shares acquired upon the vesting of the Units and, if the Participant has previously sold any Shares derived from the Units, the Company shall also have the right to recover from the Participant the economic value thereof.

(iii)           Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to provisional and injunctive relief in addition to any other available remedies at law or equity.

7.            Nontransferability of Units.

The Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.

8.            Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

9.            Transfer of Data.

The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant. The Company may make such information available to any Affiliate thereof, those who provide products or services to the Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Participant works, and as may be required by law.

10.          Securities Law Requirements.

(a)            The Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b)            No person who acquires Shares pursuant to the Units reflected in this Agreement may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of this Agreement or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

11.          No Guarantee of Continued Service.

Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

12.          Interpretation; Construction; Entire Agreement.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Plan and this Agreement (including any exhibit and attachments hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. This Agreement shall be automatically binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns. Notwithstanding the foregoing or anything else contrary herein or in the Plan, to the extent the Participant is a Covered Executive (as the term is defined in the Severance Plan (as defined below)) in the Limbach Holdings, Inc. Executive Severance and Change in Control Plan dated as of January 1, 2025, as then amended (the “Severance Plan”), this Award will be construed and interpreted to give any such Covered Executive the rights and remedies as are set forth in the Severance Plan. In addition, this Agreement shall be subject to the terms and conditions of any clawback policy, policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended) and is further subject to the requirements of any applicable law with respect to the recoupment or recovery of incentive compensation. The Participant hereby agrees to be bound by the requirements of this paragraph. The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed the Participant.

13.          Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of the Units (but not any portion of the Units that has previously vested) in whole or in part, including without limitation, amending the criteria for vesting set forth in Section 1 hereof and substituting alternative vesting criteria; provided that such alteration, amendment, suspension or termination shall preserve the economic value, as determined by the Committee in its sole good faith discretion, of the previously granted Units. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

14.          Miscellaneous.

(a)            Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, (C) sent by next-day or overnight mail or delivery, or (D) transmitted by e-mail, as follows:

(i)	If to the Company:

Limbach Holdings, Inc.

797 Commonwealth Drive, Warrendale, PA 15086

Attention: Melissa DiMuro, Chief People & Culture Officer

Phone: 513.508.8829

Email: melissa.dimuro@limbachinc.com

(ii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by email, on the day transmitted, provided, that such transmission is confirmed.

(b)            Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)            No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)            Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)            Code Section 409A Compliance. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Units in order to cause such portion of the Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(f)            Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(g)            Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

— Signature page follows —

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

LIMBACH HOLDINGS, INC.

By:	/s/ Melissa DiMuro
Name:	Melissa DiMuro
Title:	Chief People, Culture & Marketing Officer

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate and cancel this Award if the Participant fails to countersign below and return an executed copy of this Agreement to the Company on or prior to [DATE].

PARTICIPANT

Name: [NAME]

SCHEDULE A

Performance Goals for Performance-Based Restricted Stock Units

The Performance-Based Restricted Stock Units awarded hereunder shall vest, if at all, based on the Company TSR (as defined below) during the Performance Period (as defined below) relative to the TSR of the Benchmark Index (as defined below), subject to the terms and conditions of the Plan, the Agreement and this Schedule A. Schedule A represents the “Performance Goals.” Capitalized terms not explicitly defined in this Exhibit A shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.	Performance Criteria Definitions. For purposes of this Schedule A, the following definitions shall apply to the capitalized terms set forth below (except as otherwise specified in this Schedule A).

a.	“Benchmark Index” shall mean the Russell 2000 Index.

b.	“Benchmark TSR” shall mean the total shareholder return of the Benchmark Index, expressed as a percentage and calculated based on the change in index price over the Performance Period, where the beginning price for purposes of the calculation is the average closing price over the 20 consecutive Trading Days ending on the last Trading Day prior to the first day of the Performance Period and the ending price for purposes of the calculation is based on the average closing trading price over the 20 consecutive Trading Days ending on the last Trading Day prior to the last day of the Performance Period, and assuming cash dividends are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.

c.	“Company TSR” shall mean the total shareholder return of the Common Stock, expressed as a percentage and calculated based on the change in the price of one share of Common Stock (as adjusted as necessary under Section 5 of the Plan) over the Performance Period, where the beginning share price for purposes of the calculation is the average closing trading price over the 20 consecutive Trading Days ending on the last Trading Day prior to the first day of the Performance Period and the ending share price for purposes of the calculation is based on the average closing trading price over the 20 consecutive Trading Days ending on the last Trading Day prior to the last day of the Performance Period, and assuming cash dividends (if any) are immediately reinvested in Common Stock of the Company using the closing market price on the dividend payment date.

d.	“Relative TSR” shall mean the percentage points obtained by subtracting the Company TSR from the Benchmark TSR, which such number may be a negative number.

Relative TSR (as a %) = Company TSR (as a %) - Benchmark TSR (as a %)

e.	“Performance Period” means January 1, 202[5] through December 31, 202[7].

f.	“Trading Day” shall mean any day on which the stock exchange or market on which shares of the Company’s Common Stock is listed is open for regular trading.

A-1

2.	Determination of Shares of Common Stock Issued; Achievement Percentage. Following the end of the Performance Period, the Achievement Percentage for the Performance Period will be determined by the Committee based on the Relative TSR for such Performance Period in accordance with the following table, with the Achievement Percentage determined using linear interpolation for Relative TSR performance between the Threshold level and the Target level or the Target level and the Maximum level.

Performance Level	Relative TSR as a %

Achievement Percentage
(% of Units) (the Units listed in
section 1(a) of the Agreement
are multiplied by the % below
(using linear interpolation) to
determine the number of
Shares actually issued)
(rounded up to the nearest
whole share)

Below Threshold	Less than -30 percentage points[1](i.e., performance worse than -30 percentage points)	0%

Threshold	Equal to or greater than -30 percentage points (i.e., performance is better than -30 percentage points until performance is equal to or is greater than 10 percentage points)	50%

Target	Equal to or greater than 10 percentage points (i.e., performance is better than 10 percentage points until performance is equal to or greater than 50 percentage points)	100%

Maximum	Equal to or greater than 50 percentage points	150%

In the event that the Company’s absolute TSR performance is negative over the Performance Period as determined by the Committee, the percentage of Achievement Percentage shall be capped at 100% (Target) regardless of the actual Achievement Percentage as calculated (i.e., a negative absolute TSR performance of the Company over the Performance Period will cap the Achievement Percentage at 100%). In addition, in no event will the Achievement Percentage under this Agreement be greater than 150%.

Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Schedule A shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons, including the Participant.

3.	Vesting Date. Subject to Section 3 of the Agreement, the Performance-Based Restricted Stock Units and the Shares hereunder shall vest on the date (the Vesting Date) that the Committee certifies the Relative TSR hereunder and determines the number of Performance-Based Restricted Stock Units and the Shares that are issuable hereunder upon vesting (which will be as soon as administratively practicable following the end of the Performance Period, but in no event later than March 15, 20[28]). The payment hereunder, if any, will be made in accordance with Section 4 of the Agreement.

1 For the avoidance of doubt, negative numbers that are less than negative 30 percent result in a zero Achievement Percentage.

A-2